J H DARBIE & CO., INC.

Financial Services
40 Wall Street, 30th Floor
Suite 3002
New York, NY 10005
Telephone 212-269-7271 Facsimile 212-269-7330
www.jhdarbie.com

MEMBER-FINRA–MSRB-SIPC

July 25, 2024

FOXO Technologies, Inc.
729 Washington Ave.
Suite 600
Minneapolis, MN 55401

Re: Advisory Agreement

Dear Mark White:

This letter confirms the engagement of J H Darbie & Co., Inc., a FINRA member firm ("Darbie"), as a nonexclusive financial adviser to FOXO Technologies, Inc. and its subsidiaries and affiliates (together, referred to as the "Company") for a period of 6 months commencing on the date of acceptance of this Agreement. In this regard, the parties agree to the following terms and conditions:

1. Engagement. The Company hereby engages and retains Darbie as a nonexclusive financial adviser for and on behalf of the Company to perform the Services (as defined in section 2). Darbie hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2. Advisory Services. In connection with its engagement pursuant to this Agreement, Darbie agrees to perform the following "Services" for the Company:

(a) As requested from time to time by the Company, Darbie will provide financial advisory services pertaining to the Company's business affairs. Without limiting the foregoing, Darbie will assist the Company in developing, studying, and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions relating thereto. Additionally, Darbie will assist the Company in preparing an offering document or presentation materials describing the Company and its operations, historical performance, and future prospects.

(b) Darbie agrees to use its best efforts to make itself available to the Company's officers, at such mutually agreed-upon place and time during normal business hours for reasonable periods, for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and transaction profiles, due diligence packages, and other material and documentation as is necessary in the opinion of the Company and Darbie. Darbie's availability will be subject to reasonable advance notice and mutually convenient scheduling.

(c) Darbie will use its best efforts in coordinating the introduction of the Company to one or more individuals, firms, or other entities that may have an interest in pursuing some form of Business Combination with the Company and in analyzing, structuring, negotiating, and effecting such a Business Combination. As used in this agreement, the term "Business Combination" means: (i) any merger, consolidation, reorganization, or other business combination pursuant to which any portion of the

business of the Company is combined with that of another entity, including any joint venture, licensing agreement, or product sale or marketing distribution agreement; or (ii) the acquisition, directly or indirectly, of beneficial ownership of more than 50% of any class of capital stock of the Company or substantially all of the assets of the Company. Nothing contained herein will be deemed or construed as an agreement by Darbie to issue any "fairness opinion" with respect to a Business Combination. In the event that the Company desires Darbie to issue a fairness opinion, the parties will negotiate the terms of a separate agreement with respect thereto.

3. Compensation. As compensation for the services rendered by Darbie to the Company pursuant to this Agreement, the Company will pay to Darbie as set forth below:

(a) The Company will issue to Darbie 625,000 restricted shares of common stock of the Company ("Shares") to be delivered within three days of the date of execution of this Agreement or upon approval by NYSE if such approval is required. These shares will be deemed earned, fully paid, and non-assessable as of the date of this agreement.

(b) The Shares will be issued in the names of Darbie and certain of its affiliates and employees as reflected in instructions provided by Darbie to the Company. The Company will also inform its transfer agent that it can rely on an outside legal opinion provided by Darbie at the time the Shares are eligible to be sold pursuant to Rule 144 of the Securities Act of 1933, as amended, if Darbie and its employees and affiliates decide to provide an outside legal opinion.

4. Confidentiality and Nondisclosure.

(a) The Company is prepared to make available to Darbie, upon its request, certain information concerning its business, financial condition, operations, assets, and liabilities in connection with the performance of its duties hereunder. As a condition to such information being furnished to Darbie and its employees or agents, Darbie agrees to treat any information concerning the Company (whether prepared by the Company or its advisers, investors, or otherwise and irrespective of the form at communication) that is furnished to Darbie or its employees or agents, now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. "Evaluation Material" also will be deemed to include all notes, analyses, compilations, studies, interpretations, or other documents prepared by Darbie and its employees or agents that contain, reflect, or are based upon, in whole or in part, the information furnished to Darbie and its employees or agents pursuant hereto. "Evaluation Material' does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Darbie or its employees or agents; or (ii) becomes available to Darbie on a nonconfidential basis from a source other than the Company (including any of the Company's directors, officers, employees, or agents) or any of its attorneys, accountants, investors, consultants, bankers, and financial advisers; *provided* that such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company or any other party respecting the information.

(b) Darbie hereby agrees that Darbie and its employees and agents will use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that Darbie and its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; *provided*, *however*, that Darbie may make any disclosure of such information to which the Company gives its prior written consent.

(c) Nevertheless, the Company will not provide Darbie or any Darbie affiliate with any material or nonpublic information without prior written notice and for which Darbie will only accept receipt of such material nonpublic information after the signing of a separate nondisclosure agreement between the Company and Darbie.

5. Indemnification. Each of the Company and Darbie agrees to indemnify the other party and its affiliates and their respective directors, officers, employees, agents, and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages, and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of Darbie pursuant to, and the performance by Darbie of the services contemplated by, this Agreement and will reimburse any Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim., action, or proceeding is initiated or brought by or on behalf of the Company or Darbie. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company or Darbie agrees to contribute to the losses, claims, damages, and liabilities for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Darbie, on the other hand; *provided*, *however*, that in no event will the Indemnified Parties be required to contribute amounts in excess of the aggregate fees actually paid to Darbie under this Agreement. Each party agrees that it will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding for which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Company, Darbie, or any other Indemnified Party is an actual or potential party to such claim, action, or proceeding), unless the settlement, compromise, or consent includes an unconditional release of each Indemnified Party from all liability arising out of the claim, action, or proceeding.

6. Independent Contractor. The Company acknowledges that Darbie has been retained to act solely as a financial adviser to the Company. In such capacity, Darbie will act as an independent contractor, and any duties of Darbie arising out of its engagement pursuant to this Agreement will be owed solely to the Company. Darbie will be responsible for the payment of all federal, state, and local taxes that may be payable in connection with the receipt of compensation hereunder.

7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

8. Consent to Jurisdiction and Venue.

(a) Each party hereto hereby consents to the jurisdiction of all state and federal courts located in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this Agreement or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b) Each party hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the aforementioned waiver of venue objection, the parties hereto mutually agree to initially attempt to resolve any dispute in New York, subject to the governing law provided above, before relocating to an alternate venue if necessary.

9. Term and Termination. This Agreement will be effective upon its execution and will remain in effect for 6 months from the date of acceptance by the Company. In addition, section 5—Indemnification, section 6—Independent Contractor, section 7—Governing Law, and section 8—Consent to Jurisdiction and Venue, will survive any termination of this Agreement.

10. Entire Agreement. This Agreement incorporates and includes all prior negotiations, correspondence, conversations, agreements, or understandings applicable to the matters contained herein, and the parties agree that there are no commitments, agreements, or understandings concerning the subject matter of this Agreement that are not contained in this document. The parties acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements, promises, or representations, written or oral, express or implied, other than those set forth in this Agreement. Accordingly, it is agreed that no deviation from the terms hereof will be predicated upon any prior representations or agreements, whether oral or written. The parties acknowledge that they have negotiated this Agreement at arm's-length with adequate representation on an equal basis, and the filing of a suit challenging the negotiated terms of this Agreement by either Party will be deemed a default and this Agreement will be terminated as provided herein.

11. Amendment. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all parties.

12. Successors and Assigns. No party will assign its rights, duties, and obligations under this Agreement without the written consent of the other party, except as otherwise specifically contemplated in this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their permitted successors and assigns.

13. Counterparts. This Agreement may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument.

14. Press Releases/Public Announcements. Neither party will issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; *provided*, *however*, the Company may make filings under applicable federal and state securities laws as required under applicable law, but will provide Darbie with a reasonable opportunity to review and comment upon any proposed filing.

J H DARBIE & CO., INC.

By: ______________________

Name: Xavier Vicuña

Title: VP

FOXO TECHNOLOGIES, INC.

By: ______________________

Name: Mark White

Title: Interim CEO